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Exhibit 21.1

                    Subsidiaries of AXENT Technologies, Inc.
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
                  NAME                                          ORGANIZED IN
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

AXENT Technologies I, Inc.                               Delaware

Secure Network Consulting, Inc.                          Delaware

AXENT EMEA Limited                                       United Kingdom

CKS Limited                                              United Kingdom

AXENT Technologies Limited                               United Kingdom

AXENT Technologies (Development) Limited                United Kingdom

PassGo Technologies Sarl                                 France

SNCI Europe Limited                                      United Kingdom

AXENT Technologies B.V.                                  Netherlands

AXENT Technologies K.K.                                  Japan
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